Exhibit 10.42

RESTRICTED STOCK AGREEMENT

UNDER THE

STONEMOR AMENDED AND RESTATED
2019 LONG-TERM INCENTIVE PLAN

This Restricted Stock Agreement (the “Agreement”) entered into as of ______________, 20___ (the “Agreement Date”), by and between StoneMor Inc. (together with its successors and assigns, the “Company”), and ___________________, an employee of the Company (the “Participant”).

BACKGROUND:

In order to make certain awards to key employees, directors and consultants of the Company and its Affiliates, the Company maintains the StoneMor Amended and Restated 2019 Long-Term Incentive Plan (as amended from time to time, the “Plan”). The Plan is administered by a Committee (as defined in the Plan) of the Board of Directors (“Board”) of the Company. The Committee has determined to grant to the Participant, pursuant to the terms and conditions of the Plan, an award (the “Award”) of restricted shares of the Company’s common stock (the “Shares”), conditioned on satisfying time vesting conditions set forth in this Agreement. The Participant has determined to accept such Award. Any initially capitalized terms and phrases used in this Agreement, but not otherwise defined herein, shall have the respective meanings ascribed to them in the Plan.

NOW, THEREFORE, the Company and the Participant, each intending to be legally bound hereby, agree as follows:

Article 1
AWARD OF RESTRICTED SHARES

1.1Grant of Restricted Shares and Lapse of Restrictions

. The Participant is hereby granted the following Shares under the Plan, conditioned on satisfying the applicable vesting conditions contained herein during the Restricted Period, which will permit the Participant receive the following number of Shares of the Company

Grant Date	______________, 20__
Total Number of Shares	__________ Shares

The Shares shall vest in three equal consecutive annual installments, commencing on the three first anniversary of the Grant Date.  Provided that the conditions of this Agreement are satisfied, the Restricted Period shall end on the third anniversary of the Grant Date

Notwithstanding the forgoing, in the event of a Change of Control, all Shares shall become fully vested as of the date of such Change in Control.

Certificates for Shares shall be issued to the Participant upon the vesting of any Shares, subject to the provisions of the Plan, including, but not limited to, Sections 6(d) and 8(f) of the

Plan, and further subject to the Participant paying, or making suitable arrangements to pay, all applicable foreign, federal, state and local taxes, as more fully provided in Section 2.3 hereof.

1.2Forfeiture

. All unvested Shares hereunder are subject to the forfeiture provisions of Section 1.4 hereof and to the clawback provision referenced in Section 2.2 hereof.

1.3Stock Dividend Rights (“SDRs”)

. The unvested Shares shall be entitled to receive dividends paid by the Company to holders of common stock. Any SDR payments will be made to the Participant on or promptly following the date on which the dividends are otherwise paid to the holders of common stock; provided, however, in no event shall the dividend payment be made later than 30 days following the date on which the Company pays such dividends to the holders of common stock generally.

1.4Forfeiture of Unvested Shares Upon Termination of Employment

. In the event of the termination of the employment of the Participant (whether voluntary or involuntary and regardless of the reason for the termination, or for no reason whatsoever) with the Company or its Affiliates, all Shares which have not vested on the date of such termination shall be deemed to be automatically forfeited, unless the Participant’s employment is on that date transferred to an Affiliate of the Company. If a Participant’s employment is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers employment to the Company, or one of its remaining Affiliates. Nothing contained herein shall be deemed to amend or otherwise modify any employment agreement between the Company and the Participant.

1.5Nonalienation of Benefits

. Participant shall not have the right to sell, assign, transfer or otherwise convey or encumber in whole or in part the unvested Shares under this Agreement, and the right to receive any payment hereunder shall not be subject to attainment, lien or other involuntary encumbrance.

Article 2
GENERAL PROVISIONS

2.1No Right Of Continued Service

. The receipt of this Award does not give the Participant, and nothing in the Plan or in this Agreement shall confer upon the Participant, any right to continue in the employment of the Company or any of its Affiliates. Nothing in the Plan or in this Agreement shall affect any right which the Company or any of its Affiliates may have to terminate the employment of the Participant.

2.2Clawback

. The Shares and related SDRs are subject to clawback under any clawback policies which are adopted by the Committee, as amended from time to time, including, but not limited to, clawback listing requirements of the New York Stock Exchange imposed by SEC rules adopted pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

2.3Tax Withholding; Section 83(b) Election

.

(a)The Participant is responsible to pay to the Company, or make suitable arrangements to pay, all applicable foreign, federal, state and local tax withholding as a condition to receiving certificates for the vested Shares and as a condition to receiving payment of SDRs. Subject to Sections 2.3(b) and 2.3(c) below, such tax obligations shall be satisfied by payment of cash or cash equivalents (including from wages or other compensation payable to the Participant)..

(b)Provided that the Participant has not made an election under Section 83(b) of the Code, in order to satisfy any such tax obligations, and subject to Section 2.3(c) hereof,  the Participant may, in lieu of paying such obligations in cash or cash equivalents (including from wages or other compensation payable to the Participant), authorize the Company to withhold Shares having a Fair Market Value as of the date on which such tax withholding obligations are payable by the Participant equal to the amount of such obligations.

(c)Provided that the Participant has not made an election under Section 83(b) of the Code, if the Participant is subject to Section 16 of the Exchange Act, the Participant acknowledges and agrees that, applicable withholding taxes and other tax obligations relating to the vesting of any Shares shall automatically be satisfied through a net settlement of Shares otherwise issuable or deliverable pursuant to such vesting unless, prior to such vesting, (i) the Committee determines that, notwithstanding the foregoing, payment of applicable withholding taxes and other tax obligations relating to the Shares shall instead be made through the delivery by the Participant of cash or cash equivalents (including from wages or other compensation payable to the Participant) or (ii) the Committee allows the Participant to make other arrangements satisfactory to the Company or its Affiliate for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to the Shares.

2.4Administration

. Pursuant to the Plan, the Committee is vested with conclusive authority to interpret and construe the Plan, to adopt rules and regulations for carrying out the Plan, and to make determinations with respect to all matters relating to this Agreement, the Plan and awards made pursuant thereto. The authority to manage and control the operation and administration of this Agreement shall be likewise vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee, and any decision made by the Committee with respect to this Agreement, shall be final and binding and conclusive in the absence of clear and convincing evidence that such decision was made in bad faith.

2.5Effect of Plan; Construction

. The entire text of the Plan is expressly incorporated herein by this reference and so forms a part of this Agreement. In the event of any inconsistency or discrepancy between the provisions of this Agreement and the terms and conditions of the Plan under which the Shares are granted, the provisions of the Plan shall govern and prevail. The Shares and this Agreement are each subject in all respects to, and the Company and the Participant each hereby agree to be bound by, all of the terms and conditions of the Plan, as the same may have been amended from time to time in accordance with its terms; provided, however, that no such amendment shall deprive the Participant, without the Participant’s consent, of any rights earned or otherwise due to the Participant hereunder.

2.6Amendment, Supplement or Waiver

. This Agreement shall not be amended, supplemented, or waived in whole or in part, except by an instrument in writing executed by the parties to this Agreement.

2.7Captions

. The captions at the beginning of each of the numbered Articles and Sections herein are for reference purposes only and will have no legal force or effect. Such captions will not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.

2.8Governing Law

. THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS AGREEMENT SHALL EXCLUSIVELY BE GOVERNED BY AND DETERMINED IN ACCORDANCE WITH THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PRINCIPLES THEREOF).

2.9Notices

. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, sent by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested. Notices shall be deemed to have been duly given or made upon actual receipt by the party to which the notice is addressed. Such communications shall be addressed and directed to the parties listed below (except where this Agreement expressly provides that it be directed to another) as follows, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:

(a)if to the Partnership or Company:

StoneMor Inc.
3600 Horizon Blvd.
Trevose, PA  19053, or its then current principal office
Attention:  Chief Financial Officer

(b)

if to the Participant to the address for the Participant indicated on the signature page to this Agreement (as such address may be updated by the Participant providing written notice to such effect to the Company):

2.10Severability

. If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof.

2.11Entire Agreement; Counterparts; Construction

. This Agreement constitutes the entire understanding and supersedes any and all other agreements, oral or written, between the parties hereto, in respect of the subject matter of this Agreement, and embodies the entire understanding of the parties with respect to the subject matter hereof. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original against any party whose signature appears thereon. The rule of construction that ambiguities in a document are construed against the draftsperson shall not apply to this Agreement.

2.12Binding Agreement

. The terms and conditions of this Agreement shall be binding upon, and inure to the benefit of, the estate, heirs, beneficiaries and other representatives of the

Participant. The terms and conditions of this Agreement shall be binding upon the Company and its successors and assigns.

2.13Arbitration

. Any dispute or disagreement with respect to any portion of this Agreement or its validity, construction, meaning, performance, or Participant’s rights hereunder shall be finally settled by binding confidential arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) then in effect and this Section 2.13. Any arbitration commenced by either party shall be held in Philadelphia, Pennsylvania. The decision of the arbitrator shall explain the basis for any award in reasonable detail and in writing. Any award of the arbitrator shall be final and binding, and shall not be appealable upon any grounds other than as permitted pursuant to the Federal Arbitration Act. The award, in the arbitrator’s discretion, may include reasonable attorney’s fees and costs. Judgment on the award may be entered, confirmed and enforced in any court of competent jurisdiction. The Participant and the Company acknowledge and agree that in connection with any such arbitration, the AAA filing fee, arbitrator’s costs and related AAA administrative expenses shall be borne by the Company. THE PARTICIPANT HEREBY WAIVES ANY RIGHT TO A JURY TRIAL.

2.14Signatures

. This Agreement may be signed in counterparts, each of which shall be deemed an original, with the same effect as if signatures thereto and hereto were upon the same instrument. Signatures delivered by facsimile (including, without limitation, by “pdf”) shall be effective for this purpose.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the Agreement Date.

STONEMOR INC.

By:

Austin K. So

Senior Vice President, Chief Legal Officer and Secretary

The Participant hereby acknowledges receipt of a copy of the foregoing Restricted Share Agreement and the Plan, and having read them, hereby signifies the Participant’s understanding of, and the Participant’s agreement with, their terms and conditions. The Participant hereby accepts this Restricted Share Agreement in full satisfaction of any previous written or verbal promises made to the participant by the Company or any of its Affiliates with respect to this particular award under the Plan.

_____________________________

Name:________________________Date:______________________

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